March 31, 2026 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by iRhythm Holdings, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of iRhythm Holdings, Inc. dated March 30, 2026. We agree with the statements concerning our Firm contained therein. Very truly yours, /s/ PricewaterhouseCoopers LLP San Jose, California Attachment